EXHIBIT 10.1

PROMISE TO EXECUTE A PURCHASE AND SALE AGREEMENT

THIS PROMISE TO EXECUTE A PURCHASE AND SALE AGREEMENT is entered into by and between Key Saftey Systems de Mexico, S.A. de C.V., represented herein by its General Attorney-in-Fact, Mr. Armando Espinosa Medel hereinafter referred to as the “Future Seller”), and by KeyTronic Juarez, S.A. de C.V. represented herein by its General Attorney-in-fact, Mr. Efren Perez Ricardez (hereinafter referred to as the “Future Buyer”), pursuant to the following Recitals and Clauses:

R E C I T A L S

I.	The Future Seller, through its legal representative, states that his principal:

A. Is a company incorporated pursuant to the laws of the Mexican Republic, which owns the Land and Building (as such terms are hereinafter defined) in fee simple.

B. Is the legal owner of the Property (as such term is hereinafter defined) as shown in Public Deed Nº 12,484, issued on May 6, 1994, before Mr. Eduardo Romero Ramos, Notary Public Nº 4, in and for Ciudad Juarez, Chihuahua Mexico, same which was recorded with the Public Registry of Property under entry No. 888, folio 55, book 2168, on August 8, 1994. A copy of such public deed is attached hereto and made a part hereof as Exhibit “A”.

C. Has the necessary legal authority required to enter into this Contract, and that the authority of the appearing individual to represent the Future Seller is valid, existing and has not been limited nor revoked in any way, as evidenced by Public Deed Nº 2628, issued on April 20, 2005, before Ms. Jessica Deytz Guevara, Notary Public Nº 62, in and for Ciudad Juarez, Chihuahua Mexico. A copy of such public deed is attached hereto and made a part hereof as Exhibit “B”.

D. Is willing and able to convey the unrestricted ownership of the Property through the execution of the Purchase and Sale Agreement (as such term is hereinafter defined), pursuant to which title to the Property shall be transferred to the Future Buyer or its designee, under the terms and conditions set forth herein.

II.	The Future Buyer, through its legal representative, hereby states that his principal:

A. Is a company duly incorporated pursuant to the laws of the Mexican Republic.

B. Has the necessary legal authority required to enter into this Contract, and that the authority of the appearing individual to represent the Future Buyer is valid, existing and has not been limited nor revoked in any way, as evidenced by Public Deed Nº 6,805, issued on June 29, 1989, before Mr. Aureliano Gonzalez B., Notary Public Nº 1, in and for Ciudad Juarez, Chihuahua Mexico. A copy of such public deed is attached hereto and made a part hereof as Exhibit “C”.

C. Wishes to execute this Contract in order to acquire the irrevocable and fee simple ownership of the Property, subject to and upon its satisfaction, of the conditions for its benefit contained in this Contract.

III.	Both parties hereto hereby declare that:

In the execution of this Contract, there has been no vice or flaw in their consent that could in any way invalidate this Agreement, including any error, violence, bad faith nor duress amongst them.

HAVING STATED THE FOREGOING, THE PARTIES AGREE ON THE FOLLOWING:

C L A U S E S

FIRST.

The following definitions will apply to this Agreement. Whenever the singular is used in this Agreement, when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neutral genders and vice versa:

1.	“Authorities” shall mean any local, state or federal authority, whether of a judicial, administrative or legislative nature.

2.	“Building” shall mean the industrial facility built on the Land with a surface area of approximately 5,613.24 square meters (60,422 square feet).

3.	“Environmental Laws” shall mean hereunder any applicable regulation, rule, or ordinance by any authorized environmental protection authority of Mexico, whether federal, state or local, including, without limitation, the General Law of Ecological Equilibrium and Environmental Protection, its Regulations and the applicable Mexican Official Standards.

4.	“Hazardous Materials” shall mean any hazardous or toxic substances, chemicals, wastes or other materials regulated under any applicable Environmental Laws, including without limitation, PCB contaminated electrical equipment, asbestos, petroleum products and underground tanks, or otherwise known to be harmful to persons, property or natural resources.

5.	“Land” shall mean a plot of land of approximately 9,884.10 square meters (106,394.42 square feet), located at Dorados No. 7720, in the Gema Industrial Park, in Ciudad Juarez, Chihuahua Mexico.

6.	“Material Liability” shall mean any liability which cost exceeds US$100,000 per occurrence.

7.	“Property” shall mean the Land and Building.

8.	“PCR’s” shall mean the set of Protective Covenants and Restrictions that have been enacted by the developer of the industrial park where the Property is located, for the protection and benefit of owners, tenants and/or users of facilities located in such industrial park. The PCR’s are compulsory and obligatory for all tenants, owners and users of facilities located in said Industrial Park. A copy of such PCR’s are attached hereto and made a part hereof as Exhibit “D”.

9.	“Purchase and Sale Agreement” shall mean the public deed issued by a Mexican notary public selected by the Future Buyer, that contains the respective purchase and sale agreement that transfers the Property from the Future Seller to the Future Buyer, and whose terms and conditions shall be consistent with the terms and conditions of this Agreement.

10.	“Restrictions” shall mean any and all liens, encroachments, easements, claims, encumbrances, title defects and/or limitations of use (with exception to the PCR’s), possession or domain of any type or nature that affect the Property, including claims of right to possession by any third parties.

11.	“Term for Closing” shall mean the seventy five (75) calendar days following the date of execution of this Agreement, broken down as follows: sixty (60) calendar days during which the conditions for closing shall be met, and during which period of time Future Buyer shall advise Future Seller its intent to conduct the Closing, plus fifteen (15) additional calendar days to effectuate the Closing, with the understanding that such additional fifteen (15) day period shall only apply if Future Buyer has elected to conduct the Closing.

SECOND.

The Future Seller hereby promises, covenants and agrees to transfer the Property exclusively to the Future Buyer or its appointed designee(s), free and clear of any Restriction, and the Future Buyer promises, covenants and agrees to acquire the Property, through the execution of the Purchase and Sale Agreement, subject to and upon its satisfaction, that the terms and conditions identified herein have been fulfilled, complied with or waived.

The transfer of the Property from the Future Seller to the Future Buyer shall occur on or before the expiration of the Term for Closing, subject to and upon satisfaction of the conditions provided for herein. The transfer of the Property shall be effected through the execution of the Purchase and Sale Agreement, before a Mexican Notary Public selected exclusively by the Future Buyer. Possession of the Property will be delivered to the Future Buyer at Closing.

THIRD.

The Future Seller represents and warrants to the Future Buyer, as of the date of execution of this Contract and as of Closing, as follows:

(a)	Authority. Future Seller has the power and ability to transfer the Property to the Future Buyer, same power and authority which is unrestricted and un-compromised. Future Seller has full legal right, power and authority to execute and fully perform its obligations under this Contract and to convey the Property to the Future Buyer, without the need for any further action or permit, and pursuant to Future Seller’s execution hereof. The individual executing this Contract and other documents required hereunder on behalf of Future Seller is the duly designated attorney-in-fact of Future Seller and is authorized to do so.

(b)	Title. Future Seller is the unrestricted owner of and has legal and physical possession of the Property. The Land consists of a sole, individual, uninterrupted parcel of land. In the Purchase and Sale Agreement, Future Seller shall covenant and agree to indemnify, protect, hold harmless and defend Future Buyer from and against all defects in the title to the Property, including against any rights of third parties to possession, known in Mexico as saneamiento para el caso se evicccion.

(c)

No Encumbrances, Title Defects or Past-Due Taxes. The Property is free from any Restrictions, and there are no outstanding payments of federal, state or municipal taxes due. There are no charges of any type currently pending of payment. Future Seller has no knowledge that there will be any charges assessed in the future against the Property or the Future Buyer by any public utility company or Authority for making available at the property line of the Property any public utility that currently exists. Future Seller has no knowledge that there will be any charge by any utility company or Authority for providing to the Property the current existing means of ingress and egress, to and from highways and for the issuance of all construction and occupational licenses and certificates applicable to the Property, as it currently exists. The Property will be conveyed to Future Buyer with all such perpetual appurtenant easements to its property line for access, water, sewer, storm drainage, electricity, telephone service, natural gas and any other currently existing utilities. Future Seller hereby declares that it has paid all connection fees for all public utilities and therefore agrees to indemnify and keep Future Buyer harmless from all charges made by any Authority or public utility company for making public utilities and ingresses and egresses to and around the Property available, as well as for the issuance of construction and occupational licenses and certificates, provided the charges relate to, and are assessed for the period of time during which Future Seller had ownership of the Property, or that should have been paid during such period. A provision containing this obligation to hold harmless and indemnify shall be included in the Purchase and Sale Agreement conveying title to the Property to Future Buyer.

(d)	Zoning and Environmental; Compliance with Laws. The Property is currently operated by Future Seller, in compliance with all applicable federal, state and municipal laws and ordinances, in such a manner that there are no Material Liabilities. The Property is not in violation of any applicable laws, ordinances, rules, regulations, directives or other governmental requirements that would cause a Material Liability.

(e)	No Pending Litigation. There is no litigation pending pursuant to which Future Seller has been served or has otherwise been given notice or become aware of its existence, and, there is no litigation threatened nor is there any pending or threatened governmental or administrative proceeding which might materially affect Future Seller’s title to the Property or ability to perform its obligations hereunder.

(f)

Disclaimer of Warranties. EXCEPT FOR ANY EXPRESSLY STATED WARRANTIES, REPRESENTATIONS AND COVENANTS CONTAINED HEREIN, INCLUDING FUTURE SELLER’S WARRANTY OF TITLE TO THE PROPERTY, FUTURE SELLER SHALL SELL THE PROPERTY AND FUTURE BUYER SHALL PURCHASE THE PROPERTY “AS-IS”, “WHERE IS” AND FUTURE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO, AND SHALL HAVE NO LIABILITY, UNLESS OTHERWISE MANDATED FOR BY LAW, FOR: (1) THE CONDITION OF THE PROPERTY, OR ANY BUILDING, STRUCTURE, OR IMPROVEMENTS ON THE PROPERTY OR THE SUITABILITY, HABITABILITY, MERCHANTABILITY OR FITNESS OF THE PROPERTY FOR FUTURE BUYER’S INTENDED USE OR FOR ANY USE WHATSOEVER (2) COMPLIANCE WITH ANY BUILDING, ZONING OR FIRE LAWS OR REGULATIONS OR WITH RESPECT TO THE EXISTANCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS THAT WOULD NOT CAUSE A MATERIAL LIABILITY, IF ANY; (3) THE AVAILABILITY OR ADEQUACY OF ANY WATER, SEWER, OR UTILITY RIGHTS; (4) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES IN ANY IMPROVEMENTS ON THE PROPERTY, INCLUDING WITHOUT LIMITATION ASBESTOS OR UREA FORMALDEHYDE, OR THE PRESENCE OF ANY ENVIRONMENTALLY HAZARDOUS WASTES OR MATERIALS ON OR UNDER THE PROPERTY; (5) THE PRESENCE OF ANY UNDERGROUND STORAGE TANKS OR ABOVE GROUND STORAGE TANKS ON THE PROPERTY; (6) THE ACCURACY OR COMPLETENESS OF ANY PLANS AND SPECIFICATIONS, REPORTS, OR OTHER MATERIALS PROVIDED TO FUTURE BUYER; OR (7) ANY OTHER MATTER RELATING TO THE CONDITION OF THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, FUTURE SELLER SHALL HAVE NO LIABILITY TO FUTURE BUYER WITH RESPECT TO THE CONDITION OF THE PROPERTY UNDER ANY LAW OR REGULATION, EXCEPT WHEN SUCH WAIVER IS NOT PERMITED BY APPLICABLE LAW. FUTURE BUYER HEREBY WAIVES ANY AND ALL CLAIMS WHICH FUTURE BUYER HAS OR MAY HAVE AGAINST FUTURE SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTY EXCEPT FOR ITS ENVIRONMENTAL CONDITION AND EXCEPT WHEN SUCH WAIVER IS NOT PERMITED BY APPLICABLE LAW. FUTURE SELLER AND FUTURE BUYER ACKNOWLEDGE THAT THIS DISCLAIMER

HAS BEEN SPECIFICALLY NEGOTIATED. FUTURE BUYER AND FUTURE SELLER ACKNOWLEDGE THAT THIS DISCLAMER IS MADE IN ACCORDANCE WITH ARTICLES 6 AND 2041 OF THE CIVIL CODE IN EFFECT FOR THE STATE OF CHIHUAHUA.

The Representations and Warranties given by Future Seller in this Clause shall survive the Closing and the issuance and delivery of the Public Deed transferring title of the Property to Future Buyer.

FOURTH.

The Future Buyer may assign its rights and obligations derived hereunder only to an affiliate or related entity with which it shares common ownership, provided such entity has legal capacity to acquire the Property (and provided such third party does not commercially speculate with the Property), upon written notice provided to the Future Seller at any time prior to Closing. In any case, the assignee will be legally bound by this Purchase and Sale Agreement thus will be obligated to fulfill all obligations of the Future Buyer under this Agreement.

FIFTH.

The Future Seller shall convey the Property for the consideration set forth in Clause Sixth hereof, and the Future Buyer shall purchase the Property, subject to and upon satisfaction, in Future Buyer’s sole and absolute discretion, of all of the following conditions precedent:

1. Conditions to be complied by Future Buyer:

(a)	The performance by Future Buyer’s Mexican counsel of a title search, through which it is demonstrated that the Future Seller has fee simple marketable title to the Property, without any Restrictions whatsoever, and that the metes and bounds of the Property physically coincide with the description thereof contained in the document attached as Exhibit “A”.

(b)	The Future Buyer is entitled to perform a Phase I, and if necessary, a Phase II Environmental Assessment Study at its cost and risk, through which it is demonstrated that the Property is in compliance with all applicable Environmental Laws. The Future Seller covenants and agrees that if the Future Buyer deems it necessary to perform a Phase II Environmental Assessment Study, or any other study or test of the Property, the Future Buyer may carry out and perform such studies or tests until it is totally satisfied with the environmental condition of the Property. The Future Seller hereby covenants and agrees to provide its full cooperation to the Future Buyer for such purposes, including but not limited to providing to the Future Buyer and its technicians full access to the Property. The parties hereto recognize and accept that the Property is located at a high point within the Industrial Park and that the Property has a storm drainage system, same which makes all water flow downwards.

(c)	Receipt of an Engineering and Intended Use study to be performed by the Future Buyer at its cost and risk, in order to ascertain that the Property is appropriate, currently free of any defects and is suitable and compatible with Future Buyer’s intended use. The Future Seller hereby covenants and agrees to provide its full cooperation to the Future Buyer for purposes of conducting the study referred to in this paragraph, including but not limited to providing to the Future Buyer and its engineers, full access to the Property.

(d)	Future Buyer’s receipt of authorization from its Board of Directors to perform this transaction and also from the Board of Directors of Key Tronics Corporation. The parties covenant and agrees that if this condition is not met by April 30, 2005, then this Agreement will have no validity and will be null and void, without any liability for either party hereto.

The parties hereto agree that the studies and authorizations mentioned in paragraphs (a) through (d) above will be performed and obtained by Future Buyer at its sole cost and expense, and the Future Buyer will advise Future Seller in writing of the respective results, (whether positive or negative) before the Term for Closing expires, and will provide copies of the studies and reports to the Future Seller only if decides not to go forward with the Closing of the Purchase and Sale Agreement. If the Future Buyer does not provide the notice mentioned in this paragraph to the Future Seller before the expiration of the Term for Closing, it will be considered that such studies have not produced satisfactory results to the Future Buyer or it did not obtain authorizations to consummate the Purchase and Sale Agreement. In such case this Agreement shall terminate and neither party shall have any further obligation towards the other party, except for those expressly stated obligations that survive the termination of this Agreement.

All activities of Future Buyer with respect to the Property, shall be performed by Future Buyer in a lawful manner, lien free and at Future Buyer’s sole expense, without reimbursement from Future Seller whether or not contingencies are removed or the sale of the Property closes. Future Buyer shall promptly restore any damage or disturbance to the Property related to the activities of Future Buyer or third parties on account of Future Buyer thereon, Future Buyer accepting the risk of loss from such activities, and shall indemnify and hold Future Seller and its agents, employees, officers, and contractors harmless from any damages and losses (daños y perjuicios) including but not limited to any claims, liens, causes of action, or obligations by persons or entities not a party to this Agreement which arise under applicable Mexican laws or are in any way related to Future Buyer’s activities at the Property before Closing, including without limitation Future Seller’s costs, expenses and attorney’s fees incurred in connection with defending against any cause of action for property damage, personal injury or death, or clearing Future Seller’s title to the Property of such claims, liens, causes of actions or obligations. This indemnification shall survive the termination of this Agreement.

In addition, prior to Future Buyer entering the Property, Future Buyer shall deliver Future Seller with proof of liability insurance coverage in the form of an insurance policy or certificate showing Future Seller as the insured or additional insured, with coverage of at least US$1,000,000.00 (ONE MILLION and 00/100) dollars, legal currency of the United States of America coverage per occurrence and US$2,000,000.00 (TWO MILLION and 00/100) dollars, legal currency of the United States of America coverage in the aggregate.

2. Conditions to be complied by Future Seller:

(a) Delivery of a certified copy of the receipt of payment of property taxes of the Property, for the calendar month ending immediately prior to Closing.

(b) Vacation of the Property by any party currently located thereat if any.

(c) Future Seller’s representations and warranties set forth in Clause Third hereof shall be accurate and complete as of the Closing Date.

Future Seller agrees to deliver to Future Buyer, within five (5) days after execution of this Contract, complete copies of the following items that it may have in its possession relating to the Property:

(1) All surveys, soils reports, engineering reports, hazardous materials reports, environmental studies or assessments, site plans, improvement plans and specifications, feasibility studies and other similar materials which are in Future Seller’s possession or under its control, so long as they are material.

(2) Grading plans, subdivision maps, zoning and development permits and public utility contracts, as well as all existing governmental permits, approvals and entitlements which are in Seller’s possession or under its control, so long as they are material

Notwithstanding the above, if all of the Conditions to be complied by Future Buyer and by Future Seller are met in accordance with the terms hereof, but either party still refuses or fails to perform the Purchase and Sale Agreement within the terms hereof, then the party at breach shall pay the other party, in lieu of damages and losses, a one time penalty in the amount of US$50,000.00 (FIFTY THOUSAND and 00/100) dollars, legal currency of the United States of America, and this Agreement shall terminate without any further responsibility or liability whatsoever. This penalty shall not apply when specific performance is the remedy that either party elects to enforce.

SIXTH.

The consideration which the Future Buyer agrees to pay to the Future Seller at Closing for the unrestricted transfer of the Property, subject to and upon satisfaction of the terms of this Contract, shall be the amount of US$1,400,000.00 (ONE MILLION FOUR HUNDRED THOUSAND 00/100) dollars, legal currency of the United States of America. The Future Buyer shall also pay the Future Seller at Closing, the applicable value added tax corresponding to the Building. The Purchase Price shall be payable in full through a cashier’s check or wire transfer made at Closing.

SEVENTH.

Future Buyer hereby covenants and agrees that the Purchase and Sale Agreement will contain a clause through which it expressly commits to be bound by the PCR’s and to faithfully observe and comply with the terms and conditions therein contained.

EIGHTH.

Upon the execution hereof, the Future Seller grants to the Future Buyer permission to undertake at its own cost and risk, such studies and investigations of the Property as the Future Buyer deems necessary, including but not limited to the Environmental and Structural Engineering studies referred to in Clause Fifth hereof. The Future Seller hereby covenants and agrees to provide its full cooperation to the Future Buyer for purposes of conducting the studies and investigations referred to in this paragraph, including but not limited to providing to the Future Buyer full access to the Property during business hours.

Immediately upon completion, Future Buyer covenants and agrees to provide Future Seller with copies of any such studies and investigations, but only in the event they serve as a basis for the Purchase and Sale Agreement not to close.

NINTH.

All expenses, including notarial fees, recording fees, taxes and related costs, expenses and fees derived from the execution and registration of the Public Deed and the Purchase and Sale Agreement shall be paid exclusively by the Future Buyer, except for the income tax due from the transfer of the Property, which shall be paid exclusively by the Future Seller.

Real property taxes, utilities and other charges shall be prorated as of the Closing. Such prorations shall be made on the basis of a 365 day year, as of 12:01 a.m. on the Closing. If the amount of taxes, assessments or other prorations are not known at the time of Closing, they shall be estimated on the basis of the previous year. But the amount owed by either party to the other with respect to all of such items, other than the real property taxes, shall be readjusted as soon as the amounts of such taxes, assessments or other amounts are known, and thereafter, but in any event within thirty (30) calendar days of the Closing, the party receiving the benefit of any erroneous proration shall, upon receipt of the appropriate evidence from the other party, promptly remit its pro rata share to the other party. The provisions of this section shall survive Closing.

TENTH.

The Future Seller has represented and warranted to the Future Buyer that no brokers or finders have been employed by it or are entitled to a commission or compensation in connection with this transaction, other than CB Richard Ellis and Jackson & Cooksey. Therefore, the Future Seller hereby covenants and agrees to indemnify, protect, hold harmless and defend the Future Buyer from and against any obligation or liability to pay any such commission or compensation arising from the employment or appointment by the Future Seller of any broker or finder that entitles them to a commission or compensation in connection with this transaction, including the commission due to CB Richard Ellis and/or Jackson & Cooksey.

The Future Buyer represents and warrants to the Future Seller that no brokers or finders have been employed by it or are entitled to a commission or compensation in connection with this transaction on Future Buyer’s account or representation.

ELEVENTH.

Whenever it shall be necessary or desirable for either of the parties to serve any notice upon the other party pursuant to the provisions of this Contract, such notice shall be in writing and be either served personally or sent by registered or certified mail, return receipt requested to the addresses set forth herein until otherwise directed in writing by the party that wishes to change its address:

The Future Buyer:	KEY TRONIC JUAREZ, S.A. DE C.V.
Av. Calle Magneto 7824
Parque Industrial Gema
Ciudad Juarez, Chihuahua
Attn: General Manager

With a copy to:	KEY TRONIC CORPORATION.
North 4424 Sullivan Road
Spokane, WA 99216
Attn: General Counsel

With a copy to:	TOULET, GOTTFRIED, DAVILA Y MARTINEZ
Boulevard Tomas Fernandez 7939-209
Edificio “B”
Ciudad Juarez, Chihuahua 32460
Attn: Alejandro Toulet

The Future Seller:	KEY SAFETY SYSTEMS DE MEXICO, S.A. de C.V.
At the Property

With a copy to:	KEY SAFETY SYSTEMS, INC.
7000 Nineteen Mile Rd.
Sterling Heights, MI 48314
Attn: General Counsel

With a copy to:	EWING MANAGEMENT GROUP
200 Crescent Court, Suite 1900
Dallas, TX 75201
Attn: Jim Marcotuli

With a copy to:	MARTIN, DROUGHT & TORRES, INC.
300 Convent St., 25th floor
San Antonio, TX 78205
Attn: Jorge A. Garcia

TWELFTH.

In the event of any discrepancy in the interpretation or fulfillment of this Contract, the parties expressly submit themselves to the provisions of the Civil Code for the State of Chihuahua and to the competent courts in Ciudad Juarez, Chihuahua, thus expressly waiving any other jurisdiction to which they may be entitled to by reason of their present or future domiciles or due to any other reason whatsoever.

THIRTEENTH.

The parties execute this Contract both in the English and Spanish languages. In the event of any discrepancies between the two texts, the Spanish version shall prevail.

The documents attached to this Contract as Exhibits form an integral part hereof and are initialed by the parties as evidence of same.

FOURTEENTH.

No modification, release or discharge of this Contract shall be of any force unless effected through an agreement in writing executed by Future Seller and Future Buyer.

This Contract contains the entire agreement between the parties hereto, and it supersedes any other verbal or written agreement or negotiation, expressly reached or implied. In the event any provision of this Contract is held or interpreted to be illegal or invalid by a court of competent jurisdiction, such illegal or invalid provision shall not be considered to be a part hereof and the remaining portion of this Contract shall not be affected and shall continue in full force and effect.

Having read the foregoing Contract, the parties execute this Agreement in Ciudad Juarez, Chihuahua, on April 22, 2005, before the witnesses listed below, which also acknowledge execution of same.

“FUTURE BUYER”		“FUTURE SELLER”
Key Tronics Juarez, S.A. de C.V.		Key Safety Systems de Mexico, S.A. de C.V.

By:	/S/ Efren Perez Ricardez	By:	/S/ Armando Espinosa Medel
	Mr. Efren Perez Ricardez		Mr. Armando Espinosa Medel
	General Attorney-in-fact		General Attorney-in-fact

WITNESS	WITNESS